Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the undersigned hereby (i) agree to the joint filing with all other Reporting Persons (as such term is defined in the statement on Schedule 13D described below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, no par value, of MDS Inc. and (ii) agree that this Agreement be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

September 9, 2009

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	EVP and CFO

DH HOLDINGS CORP.

By:	/s/ James F. O’Reilly
Name:	James F. O’Reilly
Title:	VP-Secretary

DH TECHNOLOGIES DEVELOPMENT PTE LTD.

By:	/s/ Frank T. McFaden
Name:	Frank T. McFaden
Title:	Director